Press Release

Cardinal Ethanol Explores Strategic Options

February 19, 2019

Union City, Indiana – Cardinal Ethanol is a world class ethanol business and is looking for the next best opportunity for its members. The board and management have set high goals for the business during its 12 years of development and operations. Cardinal's board has continuously evaluated the ethanol industry in the course of developing its strategic plan for the future. Since commissioning operations in 2008, Cardinal Ethanol has achieved many of its initial core objectives, including building a first-class, competitive and successful ethanol production facility. It has generated positive returns for its members while providing an additional market for corn produced in the area. It has promoted local economic development and employment growth, and it has contributed to our nation's energy independence.

As Cardinal Ethanol plans for the future, it has received questions about plans for growing the Company, for paying distributions, for increasing its financial strength through investments, and for providing greater liquidity for members. The board has taken steps to formally evaluate the strategic options designed to position the Company to best represent stakeholder interests going forward, including the interests of its employees, the local community, the agricultural producers in Indiana & Ohio, as well as its members.

Cardinal Ethanol retained Ascendant Partners, Inc., an experienced financial advisory firm, to assist in strategic planning for the future by evaluating the opportunities and options available to the Company. As an outcome of this planning process, the Board has decided to explore the potential sale of the facility to obtain a profitable return of capital to the original investors and transition the ownership to an operator with the capacity and resources to ensure the plant is best positioned for long term success. The board believes Cardinal Ethanol offers strong selling attributes that buyers would find advantageous.

At the same time, Cardinal Ethanol continues to operate well despite the current market challenges due to its above average EBITDA competitiveness. Whether the plant is sold or not, the Company expects it will continue to operate and process local corn as it has in the past. If Cardinal Ethanol is not able to identify a buyer willing to acquire the assets at acceptable values and terms, Cardinal Ethanol expects that it will proceed with a separate strategy which may range from continuing to operate the business as an independent operator, scaling the business through mergers or acquisitions and investing in new technology to continue the superior performance of the business.

Cardinal Ethanol's strong performance since start-up reflects its many strategic advantages compared to other plants, including strong end markets, sustainable corn availability, superior logistics and operating infrastructure, strong community support, dedicated employees, a strong management team, and the support of its members. Cardinal Ethanol is an ethanol production company located in Union City, Indiana, that owns and operates a 135 million gallon per year ethanol plant with an expected annual production rate of 140 million gallons following completion of certain capital projects. Cardinal is committed to providing an energy solution that is renewable, environmentally friendly and domestically produced. www.cardinalethanol.com

Ascendant Partners is a business and financial advisory firm dedicated to helping mid-size agribusiness, food and renewable energy companies protect and enhance shareholder value. Ascendant's commitment to serving companies in these sectors ensures a level of understanding and dependability that matters. Collectively the firm brings over 100 years of experience serving the needs of companies in these sectors. www.ascendantpartners.com

If you would like more information about this process or Cardinal Ethanol, please contact Ascendant Partners: Scott McDermott at 303.358.7234, or by email at mcdermotts@ascendantpartners.com or Kirk Martin at 303.221.4700, ext. 2, or by email at kmartin@ascendantpartners.com.

This news release contains forward looking statements regarding future events, future business operations and other future prospects, and such forward looking statements are neither historical facts nor assurances of future performance. These